A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

Exhibit 16.1

December 5, 2005

Securities and Exchange Commission

Washington, DC

USA 20549

Dear Sirs:

We have read Item 4 of Form 8-K dated November 30, 2005, of Netfone, Inc. and are in agreement with the statements contained in Item 4. We have no basis to agree or disagree with the other statements of the registrant contained therein.

We hereby confirm that there were no “reportable events” (as defined in Item 304(a)(v) of Regulation S-K) that occurred within the two most recent fiscal years of Netfone, Inc.

Sincerely,

“Amisano Hanson”

Amisano Hanson

Chartered Accountants

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net